Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Vale S.A. and Vale Overseas Limited of our report dated February 25, 2015, relating to the consolidated financial statements  and the effectiveness of internal control over financial reporting of Vale S.A., which is included in the Annual Report on Form 20-F of Vale S.A. for the year ended December 31, 2014 filed with the Securities and Exchange Commission on March 20, 2015.

/s/ KPMG Auditores Independentes
KPMG Auditores Independentes

Rio de Janeiro, Brazil
September 25, 2015